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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                   FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

                                    ARTICLE 1

         The name of the Corporation is First National Bankshares of Florida,
Inc.

                                    ARTICLE 2

         The street address and mailing address of the initial principal office of the Corporation and the initial registered office of the Corporation is 2150 Goodlette Road North, 8th Floor, Naples, Florida 34102 and its initial registered agent at such address shall be Robert T. Reichert.

                                    ARTICLE 3

         The name and address of the Incorporator of the Corporation is William
J. Rundorff, 2150 Goodlette Road North, 8th Floor, Naples, Florida 34102.

                                    ARTICLE 4

         The Corporation has the authority to issue five hundred twenty million (520,000,000) shares of stock, with a par value of $.01 per share, which are divided into two classes as follows:

                  (i) five hundred million (500,000,000) shares of common stock which, except as specifically granted to any other class of stock set forth below, are entitled to unlimited voting rights in regard to the Corporation and to receive the net assets of the Corporation upon dissolution; and

                  (ii) twenty million (20,000,000) shares of preferred stock, which preferred shares may be issued in one or more series and shall have such designations, powers, preferences, rights, qualifications, limitations and restrictions as determined by the Board of Directors of the Corporation under the provisions of Section 607.0602 of the Florida Business Corporation Act, or any successor statute.

                                    ARTICLE 5

         Shareholders of the Corporation shall not be entitled to act by written consent pursuant to Section 607.0704 of the Florida Business Corporation Act, or any successor statute; provided, however, that this Article 5 shall not apply at any time there is exactly one shareholder of the Corporation.


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                                    ARTICLE 6

         (A) The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors; provided, however that the number of directors fixed by the Board of Directors shall not be less than five or more than twenty-five.

         (B) The Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. At the first annual shareholders' meeting following the date hereof (the "Initial Meeting"), (i) the Class I directors shall be elected for a term expiring at the first annual meeting of shareholders following the Initial Meeting, (ii) the Class II directors shall be elected for a term expiring at the second annual meeting of shareholders following the Initial Meeting, and (iii) the Class III directors shall be elected for a term expiring at the third annual meeting of shareholders following the Initial Meeting, with each member of each Class to hold office until his or her successor is elected and qualified. At each annual shareholders' meeting after the Initial Meeting, the successors of the Class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

         (C) Directors may not be removed from office by shareholders without cause.

         (D) The affirmative vote of the holders of at least 75% of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with, this
Article 6. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of directors.

                                    ARTICLE 7

(A)      The Board of Directors of the Corporation, when evaluating any proposal

                  (i) involving a tender or exchange offer for any security of the Corporation,

                  (ii) to merge or consolidate the Corporation with another corporation or other person, or

                  (iii) to purchase or otherwise acquire all or substantially all or a substantial part of the properties or assets of the Corporation,

shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including

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without limitation, the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and societies in which the corporation or its subsidiaries operate, and the economy of the state and the nation.

         (B) If the Board of Directors determines that a proposal of a character described in clause (i) or (ii) or (iii) of paragraph (A) above should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the Corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

         (C) The affirmative vote of the holders of at least 75% of the outstanding shares of common stock of the Corporation shall be required to amend or repeal this Article 7.

                                    ARTICLE 8

         Directors and officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise) arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such director, officer or other person against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to persons who have ceased to be directors or officers, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.

                                    ARTICLE 9

         To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for any action taken in his or her capacity as director, or any failure to take any action in his or her capacity as director.


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         IN WITNESS WHEREOF, the undersigned has executed these Articles of
Incorporation this 11th day of August, 2003.


                                               /s/ William J. Rundorff
                                               -----------------------
                                               William J. Rundorff
                                               Incorporator


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